SUBORDINATION AND INTERCREDITOR AGREEMENT

     THIS SUBORDINATION AND INTERCREDITOR AGREEMENT (this "AGREEMENT") is entered into as of this August 19, 2008, by and among the noteholders under the Subordinated Debt Documents (as defined herein) being limited to CASTLERIGG PNG INVESTMENTS LLC. on the date hereof (individually, a "SUBORDINATED CREDITOR" and collectively, the "SUBORDINATED CREDITORS" and, if there is only one such Subordinated Creditor, the term "Subordinated Creditors" and all variations thereof; e.g. "each Subordinated Creditor," as and when used hereinbelow, shall mean and refer to that one Subordinated Creditor); PNG VENTURES, INC., a Nevada corporation (the "COMPANY"); and FOURTH THIRD LLC, a Delaware limited liability company ("FOURTH THIRD"), as Agent for all Senior Lenders party to the Senior Credit Agreements described below and as a Senior Lender.

                                 R E C I T A L S

     A. The Agent, Senior Lenders (as hereinafter defined) and the Company, as "Parent" and a "Loan Party" thereunder, have entered into an Amended and Restated Credit Agreement, dated as of June 26, 2008 (as the same may be amended, supplemented or otherwise modified from time to time as permitted hereunder, the "SENIOR CREDIT AGREEMENT"), pursuant to which, among other things, Senior Lenders are making certain loans and financial accommodations to New Earth LNG, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company ("BORROWER"). All obligations of Borrower arising under the Senior Credit Agreement are guaranteed by the Company under a Guarantee and Collateral Agreement, dated as of June 26, 2008, executed by the Company (among others) in favor of the Agent (as the same may be amended, supplemented or otherwise modified from time to time as permitted hereunder, the "SENIOR GUARANTEE AND COLLATERAL AGREEMENT"). All of the obligations of the Company to Agent and Senior Lenders under the Senior Credit Agreement, the Senior Guarantee and Collateral Agreement and the other Senior Debt Documents (as hereinafter defined) are secured by the Collateral (as hereinafter defined).

     B. Pursuant to a Securities Purchase Agreement, dated as of August 19, 2008 (as the same may be amended, supplemented or otherwise modified from time to time as permitted hereunder, the "SECURITIES PURCHASE AGREEMENT"), effective on or about the date hereof, the Company has issued to the Subordinated Creditors its Subordinated Convertible Notes, aggregating $3,188,235 in principal amount (as the same may be renewed, extended, amended, supplemented or otherwise modified from time to time as permitted hereunder, individually and collectively, the "SUBORDINATED NOTES").

     C. Fourth Third and Subordinated Creditors have agreed to enter into this Agreement for the purpose of setting forth the relative rights and priorities of the Agent, Senior Lenders and Subordinated Creditors under the Senior Debt Documents and the Subordinated Debt Documents (as hereinafter defined).

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS. The following terms shall have the following meanings in this Agreement:

     "AGENT" shall mean Fourth Third LLC, as Agent for the Senior Lenders, or any other Person appointed by the holders of the Senior Debt as administrative agent for purposes of the Senior Debt Documents and this Agreement.

     "BANKRUPTCY CODE" shall mean Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

     "BUSINESS DAY" shall mean "Business Day" as defined in the Senior Credit Agreements.

     "COLLATERAL" shall mean (i) all real and personal property of the Company in which a lien, security interest or mortgage has been or hereafter may be granted or created in favor or the Agent or any Senior Lender as collateral security for the payment or performance of any Senior Debt or any Subordinated Debt.

     "COLLECTION ACTION " shall mean (a) to initiate or join in any suit, action or proceeding against the Company or any Collateral to enforce payment of or make demand for all or any part of the Subordinated Debt, (b) to seek monetary damages against the Company, or (c) to take from or for the account of the Company, by set-off or in any other matter, all or any part of any moneys which may now or hereafter be owing by the Company with respect to the Subordinated Debt.

     "COMPANY" shall have the meaning given to such term in the preamble.

     "DISTRIBUTION" means, with respect to any indebtedness or obligation, (a) any payment or distribution by the Company (including the Company in its capacity as a debtor or debtor-in-possession in a Proceeding) of cash, securities or other property, by set-off or otherwise, on account of such indebtedness or obligation or (b) any redemption, purchase or other acquisition of such indebtedness or obligation by the Company. The term "DISTRIBUTION" shall expressly not include, however, any Common Stock (as defined in the Securities Purchase Agreement) (i) into which, pursuant to the Securities Purchase Agreement, the indebtedness represented by the Subordinated Note may be converted, and (ii) issued pursuant to the exercise of the Warrants (as defined in the Securities Purchase Agreement).

     "ENFORCEMENT ACTION" shall mean (a) to take from or for the account of the Company by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by the Company with respect to the Subordinated Debt, (b) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against the Company to (i) enforce payment of or to collect the whole or any part of the Subordinated Debt or (ii) commence judicial enforcement of any of the rights and remedies under the Subordinated Debt Documents or applicable law with respect to the Subordinated Debt, (c) to notify account debtors or directly collect accounts receivable or other payment rights of the Company or (d) take any action under the provisions of any state or federal law, including, without limitation, the UCC, or under any contract or agreement, to enforce against, foreclose upon, take possession of or sell any property or assets of the Company or any Collateral; PROVIDED, HOWEVER, that the term "ENFORCEMENT ACTION" shall not include (i) an exercise of rights and remedies for specific performance or equitable relief to compel the Company to comply with any non-payment obligations under the Subordinated Debt Documents so long as it is not accompanied by (a) a Collection Action or
     (b) a claim for relief or any other Enforcement Action against or with respect to any Collateral, or (ii) any suit or action initiated or maintained by the Subordinated Creditors solely to prevent the running of any applicable statute of limitations or other similar restriction on claims.

     "FOURTH THIRD LOAN DOCUMENTS" shall mean the Senior Credit Agreement and all other agreements, documents and instruments executed from time to time in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

     "PERMITTED REFINANCING" shall mean any refinancing of the outstanding Senior Debt under the Fourth Third Loan Documents provided that the financing documentation entered into by the Company in connection with such
     Permitted   Refinancing   constitutes  Permitted  Refinancing

     Senior  Debt Documents.

     "PERMITTED REFINANCING SENIOR DEBT DOCUMENTS" shall mean any financing documentation which replaces the Fourth Third Loan Documents and pursuant to which the outstanding Senior Debt under the Fourth Third Loan Documents is refinanced, as such financing documentation may be amended, supplemented or otherwise modified from time to time in compliance with this Agreement, but specifically excluding any such financing documentation to the extent that it contains provisions violating Section 3.1 hereof.

     "PERSON" means any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

     "PROCEEDING" shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

     "REORGANIZATION SUBORDINATED SECURITIES" shall mean any debt or equity securities issued in substitution of all or any portion of the Subordinated Debt, in each case that are subordinated in right of payment, performance, liens and otherwise to the Senior Debt (or any debt and/or equity securities issued in substitution of all or any portion of the Senior Debt) to at least the same extent that the Subordinated Debt (and the liens securing the Subordinated Debt) are subordinated to the Senior Debt (and the liens securing the Senior Debt) pursuant to the terms of this Agreement.

     "SECURED CLAIM" shall mean a "secured claim" within the meaning of such term in Section 506(a) of the Bankruptcy Code (as presently in effect).

     "SENIOR DEBT" shall mean all obligations, liabilities and indebtedness of every nature of the Company under the Senior Debt Documents from time to time owed to Agent or any Senior Lender under the Senior Debt Documents, including, without limitation, the principal amount of all debts, claims and indebtedness, credit exposure and related obligations arising from any hedging agreements, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under the Bankruptcy Code together with (a) any amendments, modifications, renewals or extensions thereof to the extent not prohibited by the terms of this Agreement and (b) any interest accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest is an allowed claim; PROVIDED, HOWEVER, that in no event shall the principal amount of the Senior Debt (excluding any interest or fees added to principal) exceed the amount that is the excess of (i) $38,000,000, over (ii) the amount of any prepayments or repayments under the Senior Credit Agreement (specifically excluding, however, any such prepayments or repayments occurring solely as a result of a Permitted Refinancing) (the "SENIOR DEBT LIMIT"). The sum of (i) the amount of principal outstanding under the Senior Debt Documents that is in excess of the Senior Debt Limit (including pursuant to any refinancing other than a Permitted Refinancing), together with interest on such excess principal and fees attributable to such excess principal shall not be considered Senior Debt for purposes of this Agreement (such amount, "EXCLUDED SENIOR DEBT").

     "SENIOR DEBT  DOCUMENTS"  shall mean the Fourth Third Loan  Documents  and,
     after  the  consummation  of  any  Permitted  Refinancing,   the  Permitted
     Refinancing Senior Debt Documents.

     "SENIOR DEFAULT" shall mean any "Event of Default" under the Senior Debt Documents resulting from the failure of the Borrower to pay, on a timely basis, any principal, interest, fees or other obligations under the Senior Debt Documents, including, without limitation, any default in payment of Senior Debt after acceleration thereof.

     "SENIOR LENDERS" shall mean the holders of the Senior Debt.

     "SUBORDINATED DEBT" shall mean all of the obligations of the Company under the Subordinated Debt Documents to the Subordinated Creditors or evidenced by or incurred pursuant to the Subordinated Debt Documents.

     "SUBORDINATED DEBT DOCUMENTS" shall mean (i) the Securities Purchase Agreement, the Subordinated Note, the Warrants and all other documents, agreements and instruments now existing or hereinafter entered into by the Company in connection therewith, and (ii) each document, if any ("SUBORDINATED COLLATERAL DOCUMENTS") which now or hereafter may be executed and delivered by the Company that creates a lien, security interest or mortgage on any property to secure all or any portion of the obligation, indebtedness or liabilities of the Company under any of the documents referred to in clause (i) of this definition.

     "UCC" shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

2.   SUBORDINATION.

            2.1. SUBORDINATION OF SUBORDINATED DEBT TO SENIOR DEBT. The Company covenants and agrees, and each Subordinated Creditor by its acceptance of the Subordinated Debt Documents (whether upon original issue or upon transfer or assignment) likewise covenants and agrees, notwithstanding anything to the contrary contained in any of the Subordinated Debt Documents, that the payment of any and all of the Subordinated Debt shall be subordinate and subject in right and time of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash (or other consideration acceptable to Agent in its sole discretion) of all Senior Debt (but not any Excluded Senior
Debt). Each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the provisions contained in this Agreement.

            2.2. LIQUIDATION, DISSOLUTION, BANKRUPTCY. In the event of any Proceeding involving the Company:

            (a) All Senior Debt shall first be paid in full in cash (or other consideration acceptable to Agent in its sole discretion) before any Distribution (other than Reorganization Subordinated Securities), whether in cash, securities or other property, shall be made to the Subordinated Creditors on account of any Subordinated Debt.

            (b)  Any  Distribution  (other  than   Reorganization   Subordinated
Securities), whether in cash, securities or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Subordinated Debt shall be paid or delivered directly to Agent (to be held and/or applied by Agent in accordance with the terms of the Senior Debt Documents) until all Senior Debt is paid in full in cash (or other consideration acceptable to Agent in its sole discretion). Each Subordinated Creditor irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such Distributions to Agent. Each

Subordinated Creditor also irrevocably authorizes and empowers Agent and appoints Agent its attorney-in-fact, in the name of such Subordinated Creditor, to demand, sue for, collect and receive any and all such Distributions, at Company's expense. This power of attorney is coupled with an interest and is irrevocable.

            (c) Each Subordinated Creditor agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Debt or any liens and security interests securing the Senior Debt. Agent agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Subordinated Debt or any liens and security interests securing the Subordinated Debt.

            (d) Each Subordinated Creditor, in its capacity as the holder of a Secured Claim, agrees that Agent and Senior Lenders may consent to the use of cash collateral or provide (or consent to any other Person providing) financing to the Company (or trustee) on such terms and conditions and in such amounts as Agent and Senior Lenders, in their sole discretion, may decide and, in connection therewith, the Company (or trustee) may grant to Agent and Senior Lenders (or such other Person providing financing) liens and security interests upon all of its property, which liens and security interests (i) shall secure payment of all Senior Debt (whether such Senior Debt arose prior to the commencement of any Proceeding or at any time thereafter) and all other financing provided by Senior Lenders (or such other Persons providing financing) during the Proceeding and (ii) shall be superior in priority to the liens and security interests, if any, in favor of such Subordinated Creditor on the property of the Company, provided, that (A) the financing (x) does not compel such Company to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the financing documentation or a related document or (y) that the financing documentation or cash collateral order does not expressly require the liquidation of the Collateral prior to a default under the financing documentation or cash collateral order. Each Subordinated Creditor, in its capacity as the holder of Secured Claim, agrees that it will not object to or oppose, and will consent to, a sale or other disposition of any property securing all of any part of the Senior Debt free and clear of security interests, liens or other claims of such Subordinated Creditor under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if Agent and Senior Lenders have consented to such sale or disposition, provided that such Subordinated Creditor shall have the right to object to the further use of the proceeds of such sale or other disposition unless such proceeds are applied to permanently reduce the amount of Senior Debt outstanding. Each Subordinated Creditor, in its capacity as the holder of a Secured Claim, agrees not to: (1) assert any rights, to the extent adverse, in the commercially reasonable opinion of the Agent, to the interests of the Agent and the Senior Lenders, under Sections 362, 363 or 364 of the Bankruptcy Code with respect to the Collateral, including any rights it may have to "adequate protection" of such Subordinated Creditor's interest in any Collateral in any Proceeding or objecting to or opposing any use of cash, financing, security or priority described in clauses (i) and (ii) above; PROVIDED, if the Agent or any Senior Lender is granted adequate protection in the form of additional collateral in connection with any cash collateral use or debtor-in-possession financing, then the Subordinated Creditors may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the Senior Debt (and such cash collateral use or debtor-in-possession financing on the same basis) as the other Liens securing the Subordinated Debt are so subordinated to the Senior Debt under this Agreement; (2) oppose or object to any adequate protection sought by or granted to Agent or any Senior Lender with respect to the Collateral; (3) initiate or prosecute or join with any other Person to initiate or prosecute any claim, action or other proceeding opposing a motion by Agent to lift the automatic stay; (4) vote in favor of any chapter 11 plan that seeks confirmation under Section

1129(b)(2)(A) of the Bankruptcy Code, solely to the extent such vote is required to satisfy Section 1129(a)(10) of the Bankruptcy Code (i.e., each Subordinated Creditor agrees not to vote in favor of such plan if its allowed secured claim is deemed impaired and no other impaired class has accepted the plan, determined without including acceptance of the plan by any insider); (5) seek the dismissal or conversion of a Proceeding, (6) seek the appointment of a trustee, receiver or examiner in a Proceeding; or (7) seek to have the automatic stay of Section 362 of the Bankruptcy Code (or any similar stay under any other applicable law) lifted or modified with respect to the Collateral; provided, however, that each Subordinated Creditor may object to any financing under Section 364 in its capacity as the holder of a Secured Claim to the extent that the principal amount, together with the aggregate principal amount of Senior Debt outstanding immediately after giving effect to any payment thereof with the proceeds of such financing, exceeds the Senior Debt Limit. Any claim of any Subordinated Creditor arising during a Proceeding, including a claim under Section 507(b) of the Bankruptcy Code, shall constitute Subordinated Debt under this Agreement. Except for any claim based upon a breach of this Agreement, each Subordinated Creditor waives any claim it may now or hereafter have arising out of Agent's or Senior Lenders' election, in any Proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or any borrowing or grant of a security interest under Section 364 or use of cash collateral under Section 363 of the Bankruptcy Code by the Company, as debtor in possession. Notwithstanding anything in this Section 2.2(d) to the contrary but subject to the other provisions of this Agreement (including Section 2.2(c)), in any Proceeding involving the Company, a Subordinated Creditor may exercise rights and remedies generally available to holders of unsecured claims against any of the Company and otherwise in accordance with the Subordinated Debt Documents and applicable law. In furtherance of the foregoing, each Subordinated Creditor shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Company arising under either the Bankruptcy Code or applicable non-bankruptcy law, in each case if not otherwise in contravention of the express terms of this Agreement, including any right to object to the sale or use of property under Section 363 of the Bankruptcy Code and/or any financing under Section 364 of the Bankruptcy Code solely to the extent such objection could be asserted by the holder of an unsecured claim against the Company.

            (e) Each Subordinated Creditor agrees to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Debt requested by Agent in connection with any such Proceeding and hereby irrevocably authorizes, empowers and appoints Agent its agent and attorney-in-fact to execute, verify, deliver and file such proofs of claim upon the failure of any Subordinated Creditor promptly to do so prior to 10 days before the expiration of the time to file any such proof of claim; PROVIDED, that Agent shall have no obligation to execute, verify, deliver, and/or file any such proof of claim.

            (f) The Senior Debt shall continue to be treated as Senior Debt and the provisions of this Agreement shall continue to govern the relative rights and priorities of Senior Lenders and the Subordinated Creditors even if all or part of the Senior Debt or the security interests securing the Senior Debt are subordinated, set aside, avoided, invalidated or disallowed in connection with any such Proceeding and this Agreement shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt or any representative of such holder.

            (g) The parties acknowledge and agree that (i) the claims and interests of Agent and the Senior Lenders under the Senior Debt Documents are substantially different from the claims and interests of the Subordinated Creditors under the Subordinated Debt Documents and (ii) such claims and interests should be treated as separate classes for purposes of Section 1122 of the Bankruptcy Code.

            (h) It is acknowledged and agreed that this Agreement shall constitute a "subordination agreement" within the meaning of Section 510(a) of the Bankruptcy Code.

            2.3. SUBORDINATED DEBT PAYMENT RESTRICTIONS.

            (a) Notwithstanding the terms of the Subordinated Debt Documents, but subject to the provisions of Section 2.3(c) through Section 2.3(e) below, the Company hereby agrees that it may not make, directly or indirectly, and each Subordinated Creditor hereby agrees that it will not accept, any Distribution (other than Reorganization Subordinated Securities) with respect to the Subordinated Debt until the Senior Debt is paid in full in cash (or other consideration acceptable to Agent in its sole discretion).

            (b) The provisions of this Section 2.3 shall not apply to a payment with respect to which Section 2.2(b) is applicable.

            (c) Nothing contained in this Agreement shall prevent the Company from making, or any Subordinated Creditor from receiving, at any time or from time to time, any payments of accrued interest on the Subordinated Notes and any penalty payments provided for in Section 4(q) of the Securities Purchase Agreement (but for avoidance of any doubt, no payments of principal, regardless of stated maturity or demand for payment, except as expressly permitted under SUBSECTION (D) below) as and when due and payable in accordance with the terms of the Subordinated Notes and the Securities Purchase Agreement as in effect on the date hereof (without giving effect to any provisions of the Subordinated Notes or the Securities Purchase Agreement which would have the effect of increasing the amount or frequency of payment thereof) EXCEPT: (i) during the pendency of any Proceeding or (ii) if prior to any such payment being made the Subordinated Creditors and the Company have received written notice from Agent that a Senior Default has occurred and is continuing, unless and until Subordinated Creditors and the Company have received written notice from Agent that such Senior Default has been waived (which Agent agrees to provide promptly after the Senior Lenders have waived such Senior Default).

            (d) Notwithstanding the foregoing provisions of subsection (a) above or any other term of this Agreement to the contrary, upon the consummation of any private investment in the public equity of the Company, or any similar transaction involving the sale or exchange of equity securities, debt or convertible debt of the Company occurring subsequent to the date hereof, PROVIDED that the Senior Lenders receive from the Company, on behalf of the Borrower, sufficient proceeds therefrom in prepayment of the Senior Debt, to cause the unpaid principal amount of the Senior Debt to be reduced to Thirty Million Dollars ($30,000,000) or less, the Company may pay to Subordinated Creditors, and the Subordinated Creditors shall be entitled to receive from the Company to the extent of any remaining proceeds, the then outstanding amount of the Subordinated Debt.

            (e) Nothing contained herein shall prevent Subordinated Creditor at any time in accordance with the terms of the Subordinated Notes and the Warrants from (i) exercising any right to convert the Subordinated Notes into equity as provided in the Subordinated Notes, any anti-dilution adjustment rights or rights to conversion of the Subordinated Notes, rights to receive replacement securities for or to an adjustment of the convertibility provisions and conversion ratios as set forth in the Subordinated Notes (whether upon merger, sale of the company or otherwise), or other rights to receive securities from time to time upon conversion of the

Subordinated Notes, so long as none of the foregoing involves the payment of money by the Company; or (ii) exercising any outstanding Warrants to acquire Common Stock.

            2.4. SUBORDINATED DEBT STANDSTILL PROVISIONS.

            (a) Until the Senior Debt is paid in full in cash (or other consideration acceptable to Agent in its sole discretion), no Subordinated Creditor shall, without the prior written consent of Agent, take any Enforcement Action with respect to the Subordinated Debt or any Collateral, PROVIDED, HOWEVER, that the Subordinated Creditors may take any Collection Action with respect to the Subordinated Debt (but not against any Collateral or any other property or assets securing Subordinated Debt) upon the acceleration of all or any portion of the Senior Debt.

            (b) Notwithstanding the foregoing, each Subordinated Creditor may file proofs of claim against the Company in any Proceeding involving the Company. Any Distributions or other proceeds of any Enforcement Action obtained by any Subordinated Creditor (other than Reorganization Subordinated Securities) shall in any event be held in trust by it for the benefit of Agent and Senior Lenders and promptly be paid or delivered to Agent for the benefit of Senior Lenders in the form received until all Senior Debt is paid in full in cash (or other consideration acceptable to Agent in its sole discretion).

            (c) Notwithstanding anything contained herein to the contrary, if within 20 days of any acceleration of the Senior Debt by Senior Lenders such acceleration is rescinded (whether or not any existing Senior Default has been cured or waived), then all Collection Actions taken by the Subordinated Creditors in reliance on such acceleration shall likewise be rescinded.

            (d) Notwithstanding anything in this Agreement to the contrary, no provision herein shall prevent any Subordinated Creditor from furnishing a notice under the Subordinated Debt Documents or this Agreement to the Company or Agent to preserve or enforce its rights with respect thereto, including (without limitation) notices to the Company of the existence of a Subordinated Default.

            (e) Notwithstanding anything in this Agreement to the contrary, if at any time hereafter, the Company fails to pay, when due (other than because of a bona fide payment dispute then being prosecuted in good faith by the Company), any payment in respect of the Subordinated Notes otherwise then permitted to be paid pursuant to said Section 2.3(c) or Section 2.3(d) above, Subordinated Creditors may take Enforcement Action with respect to the Subordinated Debt to collect such payment(s) then due, PROVIDED that the Subordinated Creditors first shall have given Agent at least 90 days prior written notice of such payment default and their intent to take Enforcement Action pursuant hereto in respect thereof; and, PROVIDED, FURTHER, that, as to any payments then permitted to be paid under Section 2.3(c) above, subsequent thereto, either within such 90 day period or thereafter (including during the pendency of any such Enforcement Action being taken by Subordinated Creditors), the Company and the Subordinated Creditors do not receive from Agent the written notice that a Senior Default has occurred and is continuing, in which case Subordinated Creditors shall delay the commencement of, or desist in, any such Enforcement Action in respect of such payments unless and until Subordinated Creditors and the Company have received written notice from Agent that such Senior Default has been waived (which Agent agrees to provide promptly after the Senior Lenders have waived such Senior Default).

            2.5. INCORRECT PAYMENTS. If any Distribution on account of the Subordinated Debt is made by the Company or accepted by any Subordinated
Creditor  in  violation  of  this  Agreement,  such

Distribution shall not be commingled with any of the assets of such Subordinated Creditor, shall be held in trust by such Subordinated Creditor for the benefit of Agent and Senior Lenders and shall be promptly paid over to Agent for application (in accordance with the Senior Debt Documents) to the payment of the Senior Debt then remaining unpaid, until all of the Senior Debt is paid in full.

            2.6. SUBORDINATION OF LIENS AND SECURITY INTERESTS; AGREEMENT NOT TO CONTEST; AGREEMENT TO RELEASE LIENS. Until the Senior Debt has been paid in full in cash (or other consideration acceptable to Agent in its sole discretion), all liens and security interests of the Subordinated Creditors in the Collateral shall be and hereby are subordinated for all purposes and in all respects to the liens and security interests of Agent and Senior Lenders in the Collateral, regardless of the time, manner or order of perfection of any such liens and security interests and whether such liens and security interests of Agent are set aside, avoided or unperfected. Each Subordinated Creditor agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Senior Debt, the Senior Debt Documents, or the liens and security interests of Agent and Senior Lenders in the Collateral securing the Senior Debt. In the event that Agent or Senior Lenders release or agree to release any of their liens or security interests in the Collateral in connection with the sale or other disposition thereof or any of the Collateral is sold, disposed of or retained pursuant to a foreclosure or similar action, each Subordinated Creditor shall (or shall cause its agent to) promptly deliver (and execute as appropriate) to Agent such termination statements and releases as Agent shall reasonably request to effect the termination or release of the liens and security interests of such Subordinated Creditor in such Collateral so long as (A) the net proceeds of such sale, disposition, foreclosure or similar action are applied to the permanent payment of the Senior Debt, (B) any proceeds from such sale or other disposition received by the Agent in excess of the Senior Debt Limit shall be promptly delivered to the Subordinated Creditors (subject to any prior rights of third parties) and (C) such release by the Subordinated Creditors shall not extend to the proceeds from such sale or other disposition. In furtherance of the foregoing, each Subordinated Creditor hereby irrevocably appoints Agent its attorney-in-fact, with full authority in the place and stead of such Subordinated Creditor and in the name of such Subordinated Creditor or otherwise, to deliver (and execute as appropriate) any document or instrument which such Subordinated Creditor may be required to deliver pursuant to this subsection 2.6.

            2.7. APPLICATION OF PROCEEDS FROM SALE OR OTHER DISPOSITION OF THE COLLATERAL. In the event of any sale, transfer or other disposition (including a casualty loss or taking through eminent domain) of the Collateral, the proceeds resulting therefrom (including insurance proceeds) shall be distributed and applied as follows: (a) FIRST, to Agent to be applied in accordance with the terms of the Senior Debt Documents until such time as the Senior Debt (other than Excluded Senior Debt) is paid in full in cash (or other consideration acceptable to Agent in its sole discretion); (b) SECOND, to the Subordinated Creditors to be applied in accordance with the Subordinated Debt Documents until the Subordinated Debt (subject to the limitation set forth in Section 3.2 below) is paid in full in cash (or other consideration acceptable to each Subordinated Creditor in its sole discretion); (c) THIRD, to Agent to be applied in accordance with the terms of the Senior Debt Documents until such time as all other Senior Debt not paid pursuant to clause (a) is paid in full in cash (or such other consideration acceptable to Agent in its sole discretion); and (d) FOURTH, to the Subordinated Creditors to be applied in accordance with the Subordinated Debt Documents until such time as all other Subordinated Debt not paid pursuant to clause (b) is paid in full in cash (or such other consideration acceptable to the Subordinated Creditors in their sole discretion).

            2.8. SALE, TRANSFER OR OTHER DISPOSITION OF SUBORDINATED DEBT.

            (a) No Subordinated Creditor shall sell, assign, pledge, dispose of or otherwise transfer all or any portion of the Subordinated Debt or any Subordinated Debt Document: (i) unless, prior to the consummation of any such action, the transferee thereof shall execute and deliver to Agent an agreement substantially identical to this Agreement, providing for the continued subordination of the Subordinated Debt and liens securing same to the Senior Debt and the liens, security interests and mortgages securing same as provided herein and for the continued effectiveness of all of the rights of Agent and Senior Lenders arising under this Agreement and (ii) unless, following the consummation of any such action, there shall be no more than ten holders of the Subordinated Debt; PROVIDED, that for purposes of this clause (ii) holders of the Subordinated Debt that are affiliates of each other shall be considered one holder.

            (b) Notwithstanding the failure of any transferee to execute or deliver an agreement substantially identical to this Agreement, the subordination effected hereby shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of the Subordinated Debt, and the terms of this Agreement shall be binding upon the successors and assigns of the Subordinated Creditors, as provided in Section 10 hereof.

            2.9. LEGENDS. Until the termination of this Agreement in accordance with Section 16 hereof, each Subordinated Creditor will cause to be clearly, conspicuously and prominently inserted on the face of any Subordinated Debt Document, as well as any renewals or replacements thereof, the following legend:

               "This  instrument  and  the  rights  and  obligations
          evidenced hereby and any security interests or other liens securing such obligations are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement (the "SUBORDINATION AGREEMENT") dated as of August 19, 2008 among Castlerigg PNGr Investments LLC., as collateral agent, PNG Ventures, Inc. (the "COMPANY"), and Fourth Third LLC ("AGENT"), to the indebtedness (including interest) owed by the Company, and the security interests and liens securing such indebtedness, pursuant to and in connection with that certain Amended and Restated Credit Agreement, dated as of June 26, 2008, among the Agent, the lenders named therein and the Company, among others (the "SENIOR CREDIT AGREEMENT"), and the Loan Documents referred to therein as such Senior Credit Agreement and Loan Documents have been and hereafter may be amended, supplemented or otherwise modified from time to time and to indebtedness refinancing the indebtedness under that agreement as contemplated by the Subordination Agreement; and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement."

3.   MODIFICATIONS.

            3.1. MODIFICATIONS TO SENIOR DEBT DOCUMENTS. Senior Lenders may at any time and from time to time without the consent of or notice to the Subordinated Creditors, without incurring liability to the Subordinated Creditors and without impairing or releasing the obligations of the Subordinated Creditors under this Agreement, change the manner or place of payment or extend the time of payment of or renew or alter any of the terms of the Senior Debt, or amend in any manner any agreement, note, guaranty or other instrument evidencing or securing or otherwise relating to the Senior Debt; PROVIDED that, without the prior written consent of the Required Subordinated Creditors (as hereinafter defined), the Senior Lenders shall not agree to any amendment, modification or supplement to, or waiver or departure from, the Senior Debt Documents the effect of which is to (a) increase the principal of the Senior Debt to an amount in excess of the Senior Debt Limit, (b) increase the interest rate with respect to the Senior Debt by more than 300 basis points, except in connection with the imposition of a default rate of interest of up to 2.0% in accordance with the terms of the Senior Debt Documents, (c) extend the final maturity of the Senior Debt (as set forth in the Fourth Third Loan Documents in effect on the date hereof), except that the final maturity of the Senior Debt under each Senior Credit Agreement may be extended by up to two years, or (d) directly prohibit or restrict the payment of principal of, interest on, or other amounts payable with respect to, the Subordinated Debt, in a manner that is more restrictive then the prohibitions and restrictions currently contained in the Senior Credit Agreements.

            3.2. MODIFICATIONS TO SUBORDINATED DEBT DOCUMENTS.

            (a) Until the Senior Debt has been paid in full in cash (or other consideration acceptable to Agent in its sole discretion), and notwithstanding anything to the contrary contained in the Subordinated Debt Documents, no Subordinated Creditor shall, without the prior written consent of Agent, agree to any amendment, modification or supplement to the Subordinated Debt Documents that would (i) impose or make more burdensome any event of default or covenant under the Subordinated Debt Documents, (ii) increase the principal amount of the Subordinated Debt, (iii) increase the rate of interest on the Subordinated Debt by more than 300 basis points or (iv) directly prohibit or restrict the payment of any amounts payable with respect to the Senior Debt.

            (b) No Subordinated Creditor shall accept or enter into any agreement or instrument pursuant to which the Company provides collateral security for the Subordinated Debt or pursuant to which Borrower or any other "Loan Party" (as defined in the Senior Credit Agreement; herein, a "LOAN PARTY") provides a security interest in any Collateral unless such agreement or instrument has been approved by the Agent in writing, such approval not to be unreasonably withheld. Any such agreement or instrument that is substantially similar to the security documents providing collateral security for the Senior Debt shall be approved by the Agent so long as such security document indicates that it is subject to this Agreement in a manner and to an extent reasonably satisfactory to the Agent. In no event shall any Subordinated Creditor accept or enter into any agreement or instrument pursuant to which the Company or any Loan Party provides a security interest in or mortgage on any property of the Company, in each case, in which the Agent does not have a first priority perfected security interest. Prior to the Company, any Loan Party or any Subordinated Creditor entering into any agreement or instrument that would create a lien, security interest or mortgage in any Collateral in favor of a collateral agent securing any Subordinated Debt, the Company, the Loan Party affected and the Subordinated Creditors shall cause such collateral agent to become a party to this Agreement and agree for this Agreement to be amended to accommodate a collateral agent, in each case, pursuant to agreements in form and substance reasonably satisfactory to the Agent.

            (c) In no event shall any Subordinated Creditor enter into any agreement with the Company or any Loan Party that places any restriction on the modification of the Senior Debt Documents or creates any default or event of default or right to accelerate, put or cause any Subordinated Creditor to purchase, any Subordinated Debt, that is more extensive or more restrictive than the provisions of Section 3.1.

4.   WAIVER OF CERTAIN RIGHTS BY THE SUBORDINATED CREDITORS.

            4.1. MARSHALING. Each Subordinated Creditor hereby waives any rights it may have under applicable law to assert the doctrine of marshaling or to otherwise require Agent or Senior Lenders to marshal any property of the Company or any other obligor on the Senior Debt for the benefit of such Subordinated Creditor.

            4.2. RIGHTS RELATING TO AGENT'S ACTIONS WITH RESPECT TO THE COLLATERAL. Each Subordinated Creditor hereby waives, to the extent permitted by applicable law, any rights which it may have as the holder of a Secured Claim to enjoin or otherwise obtain a judicial or administrative order preventing Agent or Senior Lenders from taking, or refraining from taking, any action with respect to all or any part of the Collateral, except to the extent such action is expressly excluded from the definition of Enforcement Action. Without limitation of the foregoing, each Subordinated Creditor hereby agrees
(a) that it has no right to direct or object to the manner in which Agent and Lenders apply the proceeds of the Collateral resulting from the exercise by Agent and Senior Lenders of rights and remedies under the Senior Debt Documents to the Senior Debt and (b) that Agent has not assumed any obligation to act as the agent for the Subordinated Creditors with respect to the Collateral. The Agent shall have the exclusive right to enforce against and realize upon the Collateral until the Senior Debt is paid in full in cash (or other consideration acceptable to Agent in its sole discretion). In exercising rights and remedies with respect to the Collateral, the Agent and Senior Lenders may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as it or they may determine in the exercise of its or their sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to sell or otherwise dispose of Collateral, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the UCC. In conducting any public or private sale under the UCC, Agent shall give the Subordinated Creditors such notice of such sale as may be required by the UCC; PROVIDED, HOWEVER, that 10 days' notice shall be deemed to be commercially reasonable notice.

5.   REPRESENTATIONS AND WARRANTIES.

            5.1. REPRESENTATIONS AND WARRANTIES OF THE SUBORDINATED CREDITORS. Each of the Subordinated Creditors hereby represents and warrants to Agent and Senior Lenders that as of the date hereof: (a) it is duly formed and validly existing under the laws of the jurisdiction of its formation; (b) it has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action; (c) the execution of this Agreement by it will not violate or conflict with its organizational documents, any material agreement binding upon it or any law, regulation or order or require any consent or approval which has not been obtained; (d) this Agreement is its legal, valid and binding obligation of enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by equitable principles; and (e) it is the sole owner, beneficially and of record, of the Subordinated Debt Documents and the Subordinated Debt to which it is party.

            5.2. REPRESENTATIONS AND WARRANTIES OF AGENT. Agent hereby represents and warrants to the Subordinated Creditors that as of the date hereof: (a) Agent is a limited liability company duly formed and validly existing under the laws of the State of Delaware; (b) Agent has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement on behalf of itself and the Senior Lenders, all of which have been duly authorized by all proper and necessary action; (c) the execution of this Agreement by Agent will not violate or conflict with the organizational documents of Agent, any material agreement binding upon Agent or any law, regulation or order or require any consent or approval which has not been obtained; and (d) this Agreement is the legal, valid and binding obligation of Agent, enforceable against Agent and the Senior Lenders in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles.

6. SUBROGATION. Subject to the payment in full in cash (or other consideration acceptable to Agent in its sole discretion) of all Senior Debt, the Subordinated Creditors shall be subrogated to the rights of Agent and Senior Lenders to receive Distributions with respect to the Senior Debt until the Subordinated Debt is paid in full. Each Subordinated Creditor agrees that in the event that all or any part of a payment made with respect to the Senior Debt is recovered from the holders of the Senior Debt in a Proceeding or otherwise, any Distribution (other than Reorganization Subordinated Securities) received by such

Subordinated Creditor with respect to the Subordinated Debt at any time after the date that it receives notice that such payment has been so recovered, whether pursuant to the right of subrogation provided for in this Agreement or otherwise, shall be deemed to have been received by such Subordinated Creditor in trust as property of the holders of the Senior Debt and such Subordinated Creditor shall forthwith deliver the same to the Agent for the benefit of the Senior Lenders for application to the Senior Debt until the Senior Debt is paid in full. A Distribution made pursuant to this Agreement to Agent or Senior Lenders which otherwise would have been made to any Subordinated Creditor is not, as between the Company and such Subordinated Creditor, a payment by the Company to or on account of the Senior Debt.

7. MODIFICATION. Any modification or waiver of any provision of this Agreement, or any consent to any departure by any party from the terms hereof, shall not be effective in any event unless the same is in writing and signed by Agent and the Subordinated Creditors holding a majority of the principal amount of the Subordinated Notes as in effect on the date hereof (the "REQUIRED SUBORDINATED CREDITORS"), and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on any party hereto in any event not specifically required hereunder shall not entitle the party receiving such notice or demand to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

8. FURTHER ASSURANCES. Each party to this Agreement promptly will execute and deliver such further instruments and agreements and do such further acts and things as may be reasonably requested in writing by any other party hereto that may be necessary or desirable in order to effect fully the purposes of this Agreement.

9. NOTICES. Unless otherwise specifically provided herein, any notice delivered under this Agreement shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or certified or registered United States mail and shall be deemed to have been given (a) if delivered in person, when delivered;
(b) if delivered by telecopy, when transmitted and a confirmation is received if transmission and confirmation occur on a Business Day before 4:00 p.m. (New York time) or, if after 4:00 p.m. (New York time), on the next succeeding Business Day after such transmission and confirmation have occurred; (c) if delivered by nationally recognized overnight courier, one Business Day after delivery to such courier properly addressed; or (d) if by United States mail, four Business Days after deposit in the United States mail, postage prepaid and properly addressed.

        Notices shall be addressed as follows:

        If to the Subordinated Creditors:

        Castlerigg PNG Investments LLC, as Agent
        c/o Sandell Asset Management Corp.
        40 West 57th Street
        New York, New York 10019
        Telephone: (212) 603-5700
        Telecopy:   (212) 603-5710
        Attention: Cem Hacioglu (chacioglu@sandellmgmt.com)
                   Matthew Piskin (mpiskin@sandellmgmt.com)

        With a copy to (which shall not constitute notice):

        Fox Rothschild LLP
        100 Park Avenue, Suite 1500
        New York, New York 10017
        Telecopy:   (212) 299-2150
        Attention:  Stephen M. Cohen

        If to the Company:
        3100 Knox Street, Suite 403
        Dallas, Texas 75205
        Telecopy: (214) 520-0507
        Attention: Kevin Markey, CEO

        With a copy to (which shall not constitute notice):

        Hodgson Russ LLP
        1540 Broadway, 24th Floor
        New York, New York 10036
        Telecopy: (212) 751-0928
        Attention: Ron Levy, Esq.

        If to Agent or Senior Lenders:

        Fourth Third Capital LLC
        375 Park Avenue
        Suite 3304
        New York, New York 10152
        Attention: Brian J. Cavanaugh
        Chief Financial Officer
        Telecopy:  (212) 759-0091

        With a copy to (which shall not constitute notice):

        King & Spalding LLP
        1185 Avenue of the Americas
        New York, New York 10036
        Attention: Robert S. Finley
        Telecopy: (212) 556-2222

or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 9.

10. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of Agent, Senior Lenders, the Subordinated Creditors and the Company. To the extent permitted under the Senior Debt Documents, Senior Lenders may, from time to time, without notice to any Subordinated Creditor, assign or transfer any or all of the Senior Debt or any interest therein to any Person and, notwithstanding any such assignment or transfer, or any subsequent assignment or transfer, the Senior Debt shall, subject to the terms hereof, be and remain Senior Debt for purposes of this Agreement, and every permitted assignee or transferee of any of the Senior Debt or of any interest therein shall, to the extent of the interest of such permitted assignee or transferee in the Senior Debt, be entitled to rely upon and be the third party beneficiary of the subordination provided under this Agreement and shall be entitled to enforce the terms and provisions hereof to the same extent as if such assignee or transferee were initially a party hereto.

11. RELATIVE RIGHTS. This Agreement shall define the relative rights of Agent, Senior Lenders and the Subordinated Creditors. Nothing in this Agreement shall
(a) impair, as among the Company, Agent and Senior Lenders and as between the Company and the Subordinated Creditors, the obligation of the Company with respect to the payment of the Senior Debt and the Subordinated Debt in accordance with their respective terms or (b) affect the relative rights of Agent, Senior Lenders or the Subordinated Creditors with respect to any other creditors of the Company. For purposes of clarification, the Company shall have no rights to assert any rights or benefits hereunder.

12. CONFLICT. In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of any of the Senior Debt Documents or the Subordinated Debt Documents, the provisions of this Agreement shall control and govern.

13. HEADINGS. The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. SEVERABILITY. In the event that any provision of this Agreement is deemed to be invalid, illegal or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as most fully to achieve the intention of this Agreement.

16. CONTINUATION OF SUBORDINATION; TERMINATION OF AGREEMENT. This Agreement shall remain in full force and effect until the payment in full in cash (or other consideration acceptable to Agent in its sole discretion) of the Senior Debt after which this Agreement shall terminate without further action on the part of the parties hereto.

17. APPLICABLE LAW. This Agreement shall be governed by and shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to conflicts of law principles, other than section 5-1401 of the New York General Obligations Law.

18. CONSENT TO JURISDICTION. EACH SUBORDINATED CREDITOR AND THE COMPANY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH SUBORDINATED CREDITOR AND EACH COMPANY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH SUBORDINATED CREDITOR AND THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL, RETURN

RECEIPT REQUESTED, ADDRESSED TO SUCH SUBORDINATED CREDITOR AND THE COMPANY AT THEIR RESPECTIVE ADDRESSES SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

19. WAIVER OF JURY TRIAL. EACH SUBORDINATED CREDITOR, THE COMPANY AND AGENT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE SUBORDINATED DEBT DOCUMENTS OR ANY OF THE SENIOR DEBT DOCUMENTS. EACH SUBORDINATED CREDITOR, THE COMPANY AND AGENT ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE SENIOR DEBT DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH SUBORDINATED CREDITOR, THE COMPANY AND AGENT WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

20. PERFECTION AGENT. Agent and each Subordinated Creditor agree that solely with respect to any Collateral in which a security interest may only be perfected by title, possession or "control", such party shall serve as the contractual representative agent of the other party solely for purposes of perfecting (to the extent not otherwise perfected) the liens in favor of the Subordinated Creditors or liens in favor of Agent and Senior Lenders, as applicable, subject in all events to the relative priorities established pursuant to this Agreement and to the limitations set forth in this Agreement with respect to such party's liabilities, duties and obligations in respect of the Collateral or otherwise. Without limiting the generality of the foregoing, each party shall be deemed to be an agent of the other party solely for purposes of perfection under the UCC and shall not incur any liabilities, fiduciary duties or obligations whatsoever to the other party due to the provisions of this Section 20. Promptly following the payment in full of the Senior Debt in cash, cash equivalents or other consideration acceptable to the Agent, the Agent shall, upon the request of the Subordinated Creditors, (x) deliver the remainder of such Collateral, if any, in its possession to the designee of the Subordinated Creditors, and (y) deliver any certificates of title held by it in respect of the Collateral (such as motor vehicle titles) and assign the Lien of the Agent on any such certificates of title, without representation, warranty or recourse and otherwise on terms reasonably acceptable to the Required Subordinated Creditors, in each case except as may otherwise be required by applicable law or court order

21. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and replaces, in its entirety, any agreement or understanding, whether written or oral, heretofore made between or among the parties relative to the subject matter thereof.


                            (SIGNATURE PAGE FOLLOWS)

               IN WITNESS WHEREOF, the Subordinated Creditors, the Company and Agent have caused this Agreement to be executed as of the date first above written.



                         SUBORDINATED CREDITORS

                         CASTLERIGG PNG INVESTMENTS LLC,


                         By: Castlerigg Master Investments Ltd., its sole member


                         By: Sandell Asset Management Corp., its
                             investment manager


                         By: /s/ Patrick Burke
                             ------------------------------
                         Name:  Patrick Burke
                         Title: Senior Managing Director













          Signature Page to Subordination and Intercreditor Agreement

                         "COMPANY":

                         PNG VENTURES, INC.

                         /s/ Kevin Markey
                         -----------------------------------
                         By:  Kevin Markey
                         Its: Chief Executive Officer
















          Signature Page to Subordination and Intercreditor Agreement

                         AGENT:

                         FOURTH THIRD LLC, a Delaware limited liability company, as Agent and as a Senior Lender


                         By:  Seth B. Taube
                              ------------------------
                         Its: Authorized Signatory















          Signature Page to Subordination and Intercreditor Agreement